EXHIBIT 10.2
CONFIDENTIAL TREATMENT REQUESTED -- CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is entered into as of April 17, 2009, by and between SUNPOWER CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of March 20, 2009, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement and certain other of the Loan Documents shall be amended as follows:

1.           The following defined terms and their respective definitions are hereby deemed incorporated into the Credit Agreement:

“Approved Currency” means (a) the lawful currency of the United States, Great Britain, Canada, Japan, Australia, or of any of the Participating Member States introduced in accordance with the EMU Legislation, or (b) any other currency approved by Bank in its sole discretion.

“L/C Line Commitment Amount” means the Dollar Equivalent Amount of $150,000,000.00.

“L/C Line Exposure” means the aggregate Dollar Equivalent Amount available to be drawn under Letters of Credit plus the Dollar Equivalent Amount drawn and not yet reimbursed under Letters of Credit.

“Line of Credit Commitment Amount” means the Dollar Equivalent Amount of $50,000,000.00.

“Line of Credit Exposure” means the aggregate of the outstanding principal balance of advances outstanding under the Line of Credit, plus the aggregate Dollar Equivalent Amount available to be drawn under Subfeature Letters of Credit plus the Dollar Equivalent Amount drawn and not yet reimbursed under Subfeature Letters of Credit.

“Dollar Equivalent Amount” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a currency other than Dollars, the equivalent amount thereof in Dollars as determined by Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with the applicable Approved Currency.  The term “Equivalent Amount” as used with respect to determining the equivalent amount of a currency in a currency other than Dollars shall have the same meaning except that the other currency shall be substituted for Dollars in the foregoing definition.

“Dollars” means the lawful currency of the United States of America.

 “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Participating Member State” means each state so described in any EMU Legislation.

“Revaluation Date” means each of the following: (a) each date on which an Approved Currency-denominated Subfeature Letter of Credit or Letter of Credit, as applicable, is issued or renewed, (b) the last Business Day of each month, and (c) if an Event of Default under any of the Loan Documents has occurred and is continuing, such additional dates as Bank may determine.

“Spot Rate” for Dollars or another Approved Currency means the rate quoted by the Bank as the spot rate for the purchase by the Bank of such currency with the other currency through its foreign exchange desk (San Francisco time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

2.           Section 1.1 is hereby amended to read as follows:

“SECTION 1.1.                                   LINE OF CREDIT.

(a)
Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances (in Dollars only) to and issue Subfeature Letters of Credit (as defined and described below) for the account of Borrower from time to time up to and including March 27, 2010, not to exceed at any time the Line of Credit Commitment Amount (the "Line of Credit"), the proceeds of which shall be used for working capital and other corporate requirements.  Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of March 20, 2009 ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b)
Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit (denominated in an Approved Currency) for the account of Borrower (each, a "Subfeature Letter of Credit" and collectively, "Subfeature Letters of Credit"); provided however, that the Line of Credit Exposure shall not at any time exceed the Line of Credit Commitment Amount.  The form and substance of each Subfeature Letter of Credit shall be subject to approval by Bank, in its sole discretion.  Each Subfeature Letter of Credit shall be issued for an initial term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that if Borrower requests that Bank issue a Subfeature Letter of Credit hereunder with a final expiration subsequent to the maturity date of the Line of Credit, such Subfeature Letter of Credit shall provide for automatic renewals of the expiration date thereof (up to the final expiration date thereof, to be agreed upon by Bank and Borrower) subject to Bank’s right to prevent any such renewal from occurring by sending notice to that effect to the beneficiary not less than 60 days prior to the initial (or any extended) expiration date.  The undrawn amount of all Subfeature Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  Each Subfeature Letter of

Credit shall be subject to the additional terms and conditions of the Standby Letter of Credit Agreement previously executed by Borrower and of applications and any related documents required by Bank in connection with the issuance thereof.  Each drawing paid under a Subfeature Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.  In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.  In the event that any Subfeature Letters of Credit remain outstanding on the maturity date of the Line of Credit (and the Line of Credit has not been renewed or extended), Borrower shall on demand by Bank deliver to Bank cash or cash equivalents acceptable to Bank, to be maintained in an account at Bank (including at its Cayman Islands Branch) to be maintained separate and apart from any account which secures the Letter of Credit Line (the “Line of Credit Cash Collateral Account”), in the aggregate Dollar Equivalent Amount then available to be drawn under such outstanding Subfeature Letter of Credit (plus the amount drawn and not yet reimbursed under Subfeature Letters of Credit) in which Bank is granted a possessory security interest of first priority.

(b)
Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above, subject to the terms of Section 1.2(d).

(c)             Spot Rate Determination.  Bank will determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent Amounts of Foreign-denominated Subfeature Letters of Credit.  Such Spot Rate will become effective as of such Revaluation Date and will be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(d)             Limitations.  If Bank notifies Borrower at any time that the Line of Credit Exposure at such time exceeds 100% of the Line of Credit Commitment Amount, Borrower will either prepay advances under the Line of Credit in an aggregate amount sufficient to reduce such Line of Credit Exposure as of such date of prepayment to an amount not to exceed 100% of the Line of Credit Commitment Amount and/or to deposit Dollars in an amount equal to 110% of such excess into a Line of Credit Cash Collateral Account.”

3.           Section 1.2 is hereby amended to read as follows:

“SECTION 1.2.                                   LETTER OF CREDIT LINE.

(a)
Letter of Credit Line.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to establish a letter of credit line (“Letter of Credit Line”) under which Bank shall issue or cause an affiliate to issue commercial and standby letters of credit (denominated in an Approved Currency) for the account of Borrower to finance working capital and other corporate requirements (each, a "Letter of Credit" and collectively, "Letters of Credit") from time to time up to and including March 27, 2014; provided however, that the aggregate of all undrawn amounts, and all amounts drawn and unreimbursed, under any Letters of Credit issued under the Letter of Credit Line shall not at any time exceed the L/C Line Commitment Amount.  The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion.  Each Letter of Credit shall be issued for a term not to extend beyond March 27, 2014, as designated by Borrower.  Each Letter of Credit shall be subject to the additional terms of the Commercial and Standby Letter of Credit Agreements, as applicable, to be dated as of the date of their respective execution, applications thereunder, and any related documents required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement").  Bank shall be under no obligation to issue any Letter of Credit if, following its issuance, the Required Collateral Value would be less than the amount required under the Second Amended and Restated Joint Addendum to Amended and Restated Security Agreement (Deposits Account) and Security Agreement (Securities Account) dated as of April 17, 2009 - (the “Addendum”)

(b)	Repayment of Drafts. Each drawing paid under any Letter of Credit shall be repaid by Borrower in accordance with the provisions of the applicable Letter of Credit Agreement.

(c)             Spot Rate Determination.  Bank will determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent Amounts of Letters of Credit denominated in Approved Currencies other than Dollars.  Such Spot Rate will become effective as of such Revaluation Date and will be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

4.           Section 1.5 is hereby amended to read as follows:

“SECTION 1.5.                                COLLATERAL.

As security for all indebtedness of Borrower to Bank in connection with Letters of Credit issued (or deemed issued) under the Letter of Credit Line, Borrower shall grant to Bank security interests in (i) Borrower’s deposit account *** maintained at Bank (the “U.S. Deposit Account”), Borrower’s multi-currency account accounts as set forth in Schedule A hereto (as said Schedule may be supplemented from time to time) and as maintained at Bank’s Cayman Islands branch (the “Multi-currency Accounts”) and Borrower’s investment account *** maintained at Bank (the “Securities Account”), in each case including renewals thereof, together with all proceeds thereof.

All of the foregoing shall be evidenced by and subject to the terms of, with respect to the U.S. Deposit Account and Multi-currency Accounts, an Amended and Restated Security Agreement (Deposit Accounts) dated as of April 17, 2009, and with respect to the Securities Account, a Security Agreement (Securities Account) dated as of March 18, 2008, a Securities Account Control Agreement dated March 18, 2008, and, with respect to all of the foregoing, the Addendum.

In addition to the foregoing collateral, Borrower shall, on or before April 30, 2009, cause SunPower Corporation, Systems to pledge to Bank 60% of the stock in SunPower Systems SA (“SPSA”) to secure up to $50,000,000 of the obligations of Borrower hereunder, and, in connection therewith, shall by said date, deliver to Bank such documents as Bank may require

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

to evidence such pledge, to include, without limitation, a legal opinion from Swiss counsel in form and substance acceptable to Bank.  Borrower shall ensure that in the event of issuance of additional stock in SPSA, 60% of such additional stock is promptly pledged to Bank.”

Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security.”

5.           The following is added as a new last sentence to Section 1.6:

“In the event of a conflict between the terms of this Agreement and the terms of any guaranty required hereunder, the terms of this Agreement shall control.”

6.           The following sentence is added at the end of Section 4.9(a):

“For purposes of this covenant, funds (in an amount not to exceed $11,000,000.00) maintained in an account at UBOC (as defined below) pursuant to the requirements of Borrower’s loan agreement with UBOC shall be deemed to constitute unrestricted cash so long Borrower has not granted to any party (including UBOC) a security interest in such funds or deposit account.”

7.           The last sentence of Section 4.9(b) is hereby amended to read as follows:

“Without limitation of the foregoing, Total Liabilities shall include the amount available to be drawn under all outstanding letters of credit (including Letters of Credit and Subfeature Letters of Credit and letters of credit issued by UBOC) issued for the account of Borrower and/or any Subsidiary.”

8.           Section 5.3 is hereby amended to read as follows:

                                         “SECTION 5.3.  OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower or such Third Party Obligor to Bank, and (b) Permitted Indebtedness.  “Permitted Indebtedness” shall mean (i) indebtedness of Borrower or a Third Party Obligor to Borrower or any Subsidiary in the ordinary course of business, (ii)  indebtedness in favor of Solon AG and its affiliates under the Amended and Restated Supply Agreement, dated as of April 14, 2005, as amended, between Borrower and Solon AG fur Solartechnik; (iii) indebtedness in favor of customers and suppliers of the Borrower and Third Party Obligors in connection with supply and purchase agreements in an aggregate principal amount not to exceed Two Hundred Million Dollars ($200,000,000.00) at any one time and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof); (iv) 1.25% senior convertible debentures issued in February 2007 in the aggregate principal amount of Two Hundred Million Dollars ($200,000,000.00) plus accrued interest thereon; (v) obligations owed to bonding companies in connection with obligations under bonding contracts (however titled) entered into in the ordinary course of business, pursuant to which such bonding companies issue bonds or otherwise secure performance of Borrower and Subsidiaries for the benefit of their customers and contract counterparties; (vi) 0.75% senior convertible debentures issued in August 2007 in the aggregate principal amount of Two Hundred Twenty-Five Million Dollars

($225,000,000.00) plus accrued interest thereon; (vii) unsecured indebtedness to International Finance Corporation in a principal amount not to exceed $75,000,000.00, provided that (1) prior to Borrower or any Third Party Obligor entering into any definitive or binding agreement with respect to any such indebtedness, Bank shall have reviewed and approved in writing all material terms and conditions of such indebtedness, and (2) the loan agreement and other definitive agreements (the “IFC Documents”) are in all material respects consistent with such terms and conditions; (viii) indebtedness to Union Bank of California (“UBOC”) consisting of an unsecured term loan in a principal amount not to exceed $30,000,000.00, provided that (1) prior to Borrower or any Third Party Obligor entering into any definitive or binding agreement with respect to any such indebtedness, Bank shall have reviewed and approved in writing all material terms and conditions of such indebtedness, and (2) the loan agreement and other definitive agreements (the “UBOC Documents”) are in all material respects consistent with such terms and conditions; (ix) additional indebtedness of Borrower and Third Party Obligors in an aggregate principal amount not to exceed Twenty Five Million Dollars ($25,000,000.00) outstanding at any one time; and (x) accrued interest on any of the foregoing.  For clarity, Bank and Borrower agree that Borrower’s or any Subsidiary’s trade payables incurred in the ordinary course of business do not constitute indebtedness prohibited or restricted by the terms of this Section 5.3.  Borrower shall not agree to any amendment of or departure from any terms or conditions of the IFC Documents or the UBOC Documents which would render the terms thereof more restrictive or onerous to Borrower or any Third Party Obligor than the material terms and conditions reviewed and approved by Bank in writing.

9.           Section 5.4(iv) is hereby amended to read as follows:

(iv) unsecured guarantees of indebtedness of SunPower Philippines Manufacturing Limited to International Finance Corporation in an aggregate amount (when added to indebtedness described in clause 5.3(vii)) not to exceed, at any time, Seventy Five Million Dollars ($75,000,000), subject to the terms of such clause 5.3(vii);”

9.           Section 6.1(d) is hereby amended to read as follows:

“(d)
Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Third Party Obligor or SunPower Philippines Manufacturing Limited has incurred any debt or other liability to any person or entity, including Bank, and, if the debt or other liability is owed to a party other than Bank, such default accelerates or causes or permits to become due and payable prior to its stated maturity date an amount in excess of ten million dollars ($10,000,000.00), and, with respect to SunPower Philippines Manufacturing Limited, only if demand has been made under Borrower’s or any Third Party Obligor’s guaranty of such debt and the amount of such demand has not been paid in full in the time, if any, provided for in such demand.”

10.           The following as added as Section 7.12 of the Credit Agreement:

SECTION 7.12.                                     JUDGMENT CURRENCY.

“(a)  Conversion Rate.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is given.

(b)       Discharge of Judgment.  The obligations of the Borrower in respect of any sum due from it to the Bank hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day following receipt by the Bank of any sum adjudged to be so due in the Other Currency, the Bank may in accordance with normal banking procedures purchase the Original Currency with the Other Currency; if the Original Currency so purchased is less than the sum originally due to the Bank in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Bank in the Original Currency, the Bank shall remit such excess to the Borrower.”

11.           Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

12.           Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

SUNPOWER CORPORATION	WELLS FARGO BANK, NATIONAL ASSOCIATION
/s/Dennis Arriola	/s/ Matthew A. Servatius
Dennis Arriola	Matthew A. Servatius
Chief Financial Officer	Vice President

Schedule A
Multi-Currency Accounts and Deposit Accounts

Multi-Currency Accounts

Account Numbers

***

Deposit Accounts

Account Numbers                                                Type

***                                                                         ***

This Schedule may be supplemented from time to time to add Multi-Currency Accounts as collateral in a writing signed by Bank and Borrower indicating (i) that such writing supplements this Schedule, (ii) the account number(s) of the Multi-Currency Accounts, and (iii) that such Multi-Currency Account(s) constitutes collateral under and subject to the terms of the Loan Documents (as defined in the Amended and Restated Credit Agreement dated as of March 20, 2009, as amended from time to time.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

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